CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
THE MIDDLEBY CORPORATION

The Middleby Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.        The Board of Directors of the Corporation, at a meeting of the Board of Directors, duly adopted a resolution setting forth a proposed amendment to the Corporation’s Restated Certificate of Incorporation (as amended, the “Restated Certificate of Incorporation”), declared such amendment to be advisable and directed that such amendment be considered at the annual meeting of the stockholders of the Corporation on May 6, 2014.  The resolution setting forth the amendment is as follows:

RESOLVED that the Restated Certificate of Incorporation of the Corporation be amended by amending and restating the first sentence of Article 4 thereof to read in its entirety as follows:

“The Corporation shall have authority to issue 2,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”) and 95,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).”

2.        On May 6, 2014, this Certificate of Amendment of the Restated Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 8th day of May, 2014.

THE MIDDLEBY CORPORATION,
a Delaware corporation

By:	/s/ Timothy J. FitzGerald
Name:	Timothy J. FitzGerald
Title:	Chief Financial Officer

[Signature page to Certificate of Amendment]